SECURED PROMISSORY NOTE
[FULLY RECOURSE]

$1,350,000	New York, New York
As of August 21, 2008

FOR VALUE RECEIVED, HARBREW IMPORTS, LTD., a New York corporation having an address at 102 Buffalo Avenue, Freeport, New York 11520 (“Borrower”) promises to pay to CAPSTONE CAPITAL GROUP I, LLC, a Delaware limited liability company and CAPSTONE CAPITAL GROUP I, LLC, a Delaware limited liability company, both having an address at 1350 Avenue of the Americas, New York, New York 10019 (collectively “Lender”), or order, at said office, or at such other place as may be designated from time to time in writing by Lender, the principal sum of ONE MILLION THREE HUNDRED AND FIFTY THOUSAND and 00/100 Dollars ($1,350,000.00) in lawful money of the United States of America (the “Loan”), without interest except to the extent set forth in Section 3 below..

1.    Payments. The principal amount due under this Note shall be payable by Borrower to Lender at the address above or at such other place as Lender may, from time to time, designate in writing, without setoff, counterclaim or any other deduction whatsoever, on or before October 21, 2008, TIME BEING OF THE ESSENCE. The principal amount of the Loan shall be subject to adjustment pursuant to Section 1(e), Section 1(f) and Section 1(g) of the Settlement Agreement of even date herewith between Borrower and Lender.

2.    The Borrower may prepay the Loan without penalty, in whole or in part, at any time and from time to time, upon ten (10) Business Days’ prior written notice to the Lender (which notice shall be irrevocable).

3.    The occurrence of any one or more of the following events shall constitute an event of default (each an “Event of Default”) hereunder:

(a)    if Borrower makes an assignment for the benefit of creditors;

(b)    if there shall be filed by Borrower or against Borrower (except by Lender) any petition for any relief under the bankruptcy laws of the United States now or hereafter in effect or any proceeding shall be commenced (except by Lender) with respect to Borrower under any insolvency, readjustment of debt, reorganization, dissolution, liquidation or similar law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity), provided that in the case of any involuntary filing or the commencement of any involuntary proceeding against Borrower such proceeding or petition shall have continued undismissed and unvacated for 90 days; or

(c)    if Borrower shall fail for any reason to make any payment of principal hereunder when due.

If any Event of Default shall occur for any reason, then and in any such event, in addition to all rights and remedies of Lender under applicable law or otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, all amounts owing under this Note shall be immediately due and payable, whereupon the then unpaid balance hereof shall bear interest, accruing from the date of this Note, at a rate per annum which is equal to the rate of interest provided for in Section 1.10 of the Purchase Order Financing Agreement dated as of January 22, 2007, by and between Borrower and Lender (the “PO Financing Agreement”) or such other lower rate as a court may impose, in each case from the date of such nonpayment until such amount is paid in full; provided however that in no event shall any interest to be paid pursuant to this Note exceed the maximum rate permitted by law.

4.    This Note is secured by the Lender’s Collateral, as that term is deferred in the PO Financing Agreement and the Discount Factoring Agreement dated as of January 22, 2007, by and between Borrower and Lender.

5.    Borrower hereby waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note and agrees to pay all costs of collection when incurred, including reasonable attorneys’ fees (which costs may be added to the amount due under this Note and be receivable therewith) and to perform and comply with each of the terms, covenants and provisions contained in this Note, on the part of Borrower to be observed or performed. No release of any security for the principal sum due under this Note or extension of time for payment of this Note, or any installment hereof, and no alteration, amendment or waiver of any provision of this Note made by agreement between Lender and any other person or party shall release, discharge, modify, change or affect the liability of Borrower under this Note.

6.    This Note is subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the maximum rate which Borrower is permitted by law to contract or agree to pay. If by the terms of this Note Borrower is at any time required or obligated to pay interest on the principal balance at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been paid in reduction of the principal balance.

7.    Borrower hereby irrevocably submits to the jurisdiction of any court of the State of New York or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Note. Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court of the State of New York or, to the extent permitted by law, in such federal court. Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. To the extent permitted by law, Borrower also irrevocably consents to the service of any and all process in any such action or proceeding arising out of or in connection with this Note by the mailing (by certified mail, return receipt requested and postage prepaid) of copies of such process to the undersigned at the address of Borrower set forth above. Borrower agrees that a final and non-appealable judgment (or a judgment whose time to appeal has expired) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.    BORROWER AND LENDER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE VALIDITY, PROTECTION, INTERPRETATION, ADMINISTRATION, COLLECTION OR ENFORCEMENT HEREOF OR THEREOF, OR ANY CLAIM OR DISPUTE HEREUNDER OR THEREUNDER.

9.    The terms of this Note shall be governed and construed under the laws of the State of New York.

10.    This Note may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of such change or termination is sought.

11.    Borrower represents that Borrower has full power, authority and legal right to execute and deliver this Note and that the debt hereunder constitutes a valid and binding obligation of Borrower.

12.    Whenever used, the singular number shall include the plural, the plural the singular, and the words “Lender” and “Borrower” shall include their respective successors and assigns.

13.    Notices hereunder shall be given as provided in the PO Financing Agreement.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

SIGNATURES ON FOLLOWING PAGE

[Signature Page to Secured Promissory Note]

IN WITNESS WHEREOF, Borrower has duly executed this Note the day and year first above written.

HARBREW IMPORTS, LTD. a New York corporation

By:	/s/ Richard John DeCicco
Name: Richard John DeCicco
Title: President